                                                                   Exhibit 10.51


                         REAL ESTATE PURCHASE AGREEMENT


                                 BY AND BETWEEN


                             ANVIL INVESTMENTS LLC


                                      AND


                       BROOKDALE LIVING COMMUNITIES, INC.

                               TABLE OF CONTENTS


1.   Sale and Purchase......................................     1

2.   Purchase Price, Earnest Money..........................     1

3.   Feasibility Period.....................................     2

4.   Conveyance; Permitted Title Exceptions.................     3

5.   Closing................................................     3

6.   Intentionally Omitted..................................     3

7.   Commitment, Searches and Survey........................     3

8.   Title Policy...........................................     5

9.   Correction of Defects..................................     5

10.  Seller's Deliveries; Inspection........................     5

11.  Seller's Covenants.....................................     6

12.  Representations and Warranties.........................     7

13.  Environmental Indemnity................................    11

14.  Conditions to Purchaser's Obligation to Close..........    11

15.  Provisions with Respect to Closing.....................    12

16.  Closing Adjustments....................................    13

17.  Condemnation...........................................    14

18.  Remedies...............................................    16

19.  Modification, Waiver, etc..............................    16

20.  Notices................................................    17

21.  Governing Law..........................................    18

22.  Counterparts...........................................    18

23.  Captions...............................................    18

24.  Construction...........................................    18

                                       i

25.  Assignability by Purchaser.............................    18

26.  Binding Effect.........................................    19

27.  Partial Invalidity.....................................    19

28.  Time is of the Essence.................................    19

29.  Acceptance of Offer....................................    19

                                      ii

                         REAL ESTATE PURCHASE AGREEMENT

     THIS REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the Effective Date, by and between Brookdale Living Communities, Inc., a Delaware corporation ("Purchaser") and Anvil Investments LLC, a North Carolina limited liability company ("Seller").

     In consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  Sale and Purchase.
         -----------------

     Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept under the terms and conditions and for the purchase price set forth below all of the land situated in Raleigh, Wake County, North Carolina, described on attached Exhibit A, consisting of approximately
8.25 acres, together with any improvements located on such land, all of the rights, privileges, easements and appurtenances belonging or appertaining to such land, including any right, title and interest in and to streets, alleys and rights-of-way adjacent to such land (such land and all such rights, privileges, easements and appurtenances are collectively referred to herein as the "Real Estate").

     2.  Purchase Price, Earnest Money.
         -----------------------------

     A. The purchase price (the "Purchase Price") for the Real Estate shall be Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00) and shall be payable at the Closing as provided in this Agreement; provided, however, that if Closing occurs on the first Business Day following January 31, 1998, Purchaser shall receive a credit of Forty-Five Thousand and No/100 Dollars ($45,000.00) to be applied to the Purchase Price; if Closing occurs after such day and on or before February 15, 1998, Purchaser shall receive a credit of Thirty Thousand and No/100 Dollars ($30,000.00) to be applied to the Purchase Price; and if Closing occurs after February 15, 1998 and on or before March 15, 1998, Purchaser shall receive a credit of Fifteen Thousand and No/100 Dollars ($15,000.00) to be applied to the Purchase Price.

     B. Within three (3) Business Days after the Effective Date, Purchaser shall deposit the sum of Ten Thousand and No/100 Dollars ($10,000.00) in an escrow ("Escrow") established with an agency of a title insurance company reasonably acceptable to Purchaser and Seller (the "Title Company") in accordance with escrow instructions substantially in the form attached hereto as Exhibit B. Upon the expiration of the Feasibility Period, Purchaser shall deposit an additional Forty Thousand and No/100 Dollars ($40,000.00) in the Escrow. The sum on deposit in the Escrow together with all earnings accrued thereon at any time is herein referred to as the "Earnest Money". The Earnest Money shall be invested in a money market fund or in such other investment instrument or account designated by Purchaser. At the Closing, the Earnest Money, together with all interest and earnings accrued thereon, shall be returned to Purchaser.

     3. Feasibility Period. This Agreement shall be contingent upon the satisfactory inspection of the Real Estate by Purchaser, in its sole and absolute discretion and judgment, during the period (the "Feasibility Period") commencing on the Effective Date and ending on the sixtieth (60th) day after receipt by Purchaser of the last of the information referenced in Paragraph 10.

     During the Feasibility Period, Purchaser shall have the right to physically inspect the condition of the Real Estate to conduct various tests with respect to the Real Estate, including, but not limited to, soil tests and environmental and hazardous and toxic waste tests and to otherwise determine the feasibility (economic or otherwise) of the acquisition, ownership and development of the Real Estate. At any time during the Feasibility Period, Purchaser, in Purchaser's sole and absolute discretion, may, upon written notice to Seller, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and all of the rights, duties and obligations of the parties hereto shall immediately terminate, and this Agreement shall be null, void and of no further force or effect. If, in Purchaser's sole judgment and discretion, Purchaser decides that it does not wish to proceed with the purchase, Purchaser shall give Seller written notice of such fact on or before the end of the Feasibility Period. In the event Purchaser does not notify Seller in writing on or before the end of the Feasibility Period of Purchaser's election to terminate this Agreement, Purchaser shall purchase the Real Estate in accordance with and subject to the terms and conditions set forth in this Agreement. Seller shall cooperate fully with Purchaser and Purchaser's agents, employees and representatives in connection with Purchaser's inspections, tests, surveys and studies of the Real Estate.

     Purchaser hereby agrees to pay, and to indemnify, protect, save, defend and hold forever harmless, Seller from and against all liabilities, obligations, claims, damages, judgements, awards, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), which Seller may incur, suffer or sustain by reason of Purchaser's entry upon the Real Estate pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this provision shall survive the Closing or earlier termination of this

Agreement.

     4. Conveyance; Permitted Title Exceptions. Conveyance of the Real Estate shall be by a general warranty deed delivered to Purchaser, or to a person or entity designated by Purchaser ("Purchaser's Nominee"), in recordable form, conveying to Purchaser or Purchaser's Nominee good, marketable and indefeasible fee simple title to the Real Estate, subject only to (a) those exceptions to title set forth on Exhibit C attached hereto and made a part hereof which are not objected to in writing by Purchaser within the Feasibility Period as provided in Paragraph 9; and (b) general real estate taxes which are not yet due and payable (hereinafter called the "Permitted Title Exceptions"). Unless expressly agreed to by Purchaser in writing, in its sole discretion, any title exceptions pertaining to liens of a definite or ascertainable amount (other than those liens arising under any Environmental Laws (as such term is defined herein) in excess of $100,000.00) ("Removable Liens") shall be removed by Seller by the payment of money on or before the date of Closing and shall not be Permitted Title Exceptions hereunder.

     5. Closing. When used herein, the term "Closing" shall mean the conveyance of the Real Estate to Purchaser and the payment of the Purchase Price to Seller. The Closing shall take place on a date specified in a notice from Purchaser given at least ten (10) Business Days prior to the specified date, but in no event earlier than the first Business Day following January 31, 1998, or later than April 15, 1998; provided, Purchaser may extend the Closing until May 15, 1998, by giving written notice thereof to Seller at least five (5) Business Days prior to April 15, 1998, together with the sum of Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) in consideration of such extension which sum shall be deemed earned by Seller upon receipt and shall not be applied to the Purchase Price.

     6.  Intentionally Omitted.
         ---------------------

     7. Commitment, Searches and Survey. Not later than ten (10) Business Days prior to the expiration of the Feasibility Period, Purchaser, at Purchaser's expense, may obtain the following:

     A. A commitment ("Commitment") to issue an ALTA owners title insurance policy for the Real Estate for the benefit of Purchaser, issued by the Title Company in the amount of the Purchase Price covering title to the Real Estate on or after the date hereof, showing good, marketable and indefeasible fee simple title to the Real Estate in the Seller, together with a copy of all documents of record and all exceptions to title to the Real Estate as indicated in the Commitment.

     B.  Six (6) copies of an ALTA-ACSM "Urban" survey ("Survey")

     (including field notes) with respect to the Real Estate, dated and certified as of a date subsequent to the Effective Date, prepared by a surveyor registered by the State of North Carolina, setting forth the legal description of the Real Estate designated by Purchaser and showing the location of any improvements, and showing the size and location of all easements, encroachments and encumbrances listed on the Commitment (identifying each by volume and page or document number, if applicable), reciting the exact area of the Real Estate in acres and square feet, reciting the exact area of each easement, encroachment and encumbrance, showing no portion of the Real Estate situated in an area designated by the U.S. Secretary of Housing and Urban Development (or by any other governmental or quasi-governmental agency or authority having jurisdiction over the Real Estate) as a flood plain, special flood hazard area or general flood hazard area, showing all visible utility lines upon the Real Estate, and indicating such other information reasonably requested by Purchaser in writing prior to the expiration of the Feasibility Period. The Survey shall meet the accuracy requirements of an ALTA-ACSM Urban survey, and contain a certificate specifically addressed to Purchaser, the Title Company and any other party or parties designated by Purchaser reading as follows:

          "The undersigned does hereby certify that (i) this survey was this day made upon the ground of the property reflected hereon, for the benefit of and reliance by Seller, Purchaser, the Title Company and all other parties listed above; (ii) the description contained hereon is correct; (iii) the property and each parcel thereof has access to and from a dedicated roadway as shown hereon; (iv) except as shown hereon, there are no discrepancies, conflicts, shortages in area, encroachments, improvements, overlapping of improvements, setback lines, easements, or roadways; (v) the total acreage and the gross square footage and the square footage net of any portion of the property lying within public roadways shown hereon are correct; (vi) none of the property lies within the 100-year flood plain or any special flood hazard area or general flood hazard area as designated by any governmental agency; and (vii) this survey satisfies the accuracy requirements of an ALTA/ACSM "Urban" survey."

          The Survey must be satisfactory to the Title Company so as to permit it to delete the standard survey exception in the Title Policy and issue the endorsements required hereunder.

     C. Searches, dated not more than one (1) week prior to delivery, of all Uniform Commercial Code financing statements and tax liens related to the Real Estate filed against Seller, as debtor, with the appropriate public official of the State of North Carolina, the appropriate public official of Wake County, North Carolina, or with any other governmental agency or authority or in any public record (the "Searches").

     8. Title Policy. Purchaser, at Purchaser's sole cost and expense, shall obtain an ALTA owner's title insurance policy (the "Title Policy") with respect to the Real Estate, in the amount of the Purchase Price, in a form reasonably acceptable to Purchaser, issued by the Title Company pursuant to the Commitment containing no exceptions other than the Permitted Title Exceptions and insuring fee simple title to the Real Estate in Purchaser or Purchaser's Nominee. The Title Policy shall provide extended coverage over the general exceptions and include the following endorsements: (i) zoning, (ii) access, (iii) contiguity, if appropriate, (iv) location and (v) such other endorsements as reasonably requested by Purchaser.

     9. Correction of Defects. If the Commitment, the Survey or the Searches disclose exceptions to title or other matters which are not permitted hereunder or which are otherwise objectionable to Purchaser, and Purchaser sends written notice to Seller objecting to such matters at least ten (10) days prior to the end of the Feasibility Period, then Seller shall have ten (10) days from delivery by Purchaser of such notice in which to elect to (i) have such exceptions or other matters corrected, removed or otherwise waived, prior to Closing provided Seller shall be absolutely obligated to remove any Removable Liens, or (ii) not cause such exceptions to be removed. If Seller elects to have such exceptions or other matters corrected, removed or otherwise waived then Seller shall have such exceptions or other matters corrected or removed or otherwise waived prior to Closing and any failure to do so shall constitute a breach of this Agreement. If Seller elects not to cause such exceptions or other matters to be corrected, removed or otherwise waived then Purchaser shall within five (5) Business Days following receipt of such notice from Seller elect to either (a) terminate this Agreement in which case the Earnest Money shall be returned to Purchaser or (b) accept title to the Real Estate subject to such exceptions, which exceptions shall then be deemed Permitted Title Exceptions. Notwithstanding anything in this Agreement to the contrary, the Feasibility Period shall not end before the day which is five (5) Business Days following the day on which Purchaser receives such written notice from Seller.

     10.  Seller's Deliveries; Inspection.

     A. Seller shall deliver to Purchaser no later than ten (10) days after the Effective Date:

          (1) a true and correct copy of the most recent real estate tax bills and notices of assessed valuation pertaining to the Real Estate including any pending or past tax protests or appeals undertaken by Seller, if any, and all documents, correspondence, pleadings and all other information relating to any and all pending or past tax protests and appeals undertaken by Seller relating to the Real Estate;

          (2) to the extent in Seller's possession, "as-built" drawings of any underground utilities (including storm sewer, sanitary sewer, water, and telephone electric service cables) located under the Real Estate, and all other materials reflecting the current status of the zoning classification applicable to the Real Estate and the availability of utilities (including, water, waste water, electricity, gas and telephone service) to the Real Estate; and

          (3) any and all existing soil studies and reports, any environmental assessments, studies, tests, reports and analyses, and all other studies and reports, any currently effective permits, subdivision and planned unit development plats, approvals and plans, all surveys, zoning information, topographical and engineering studies, any material, substantive correspondence related to any of the foregoing, and all other currently effective data and information relating to the Real Estate, or any portion thereof, which Seller has in Seller's possession or which were prepared for or on behalf of Seller.

     B. Purchaser, its agents, representatives and employees may, during reasonable business hours, between the Effective Date and the date of the Closing inspect the Real Estate, and any portion thereof, and conduct studies, tests and analyses with respect thereto. In the event this Agreement terminates for any reason prior to Closing, other than on account of a default by Seller, Purchaser shall repair any damage to and remove all debris from the Real Estate caused by Purchaser, its agents and contractors.

     11. Seller's Covenants. Between the Effective Date and the date of the Closing or earlier termination of this Agreement, Seller shall:

     A. Not enter into or execute any lease, easement, license or any other agreement or contract relating to or affecting the Real Estate, or any portion thereof, without, in each case, Purchaser's prior written consent and approval;

     B. Not mortgage, hypothecate or further encumber the Real Estate or any portion thereof or permit any liens on the Real Estate or any portion thereof to arise by operation of law other than the lien of current real estate taxes not yet due and payable;

     C. Remedy, at Seller's own expense, all violations of laws, ordinances, orders or other requirements relating to the ownership and operation of the Real Estate which have been or may be imposed by any governmental authority having jurisdiction over, or affecting, all or any part of the Real Estate prior to the date of the Closing, other than arising under any Environmental Law;

     D. Without out-of-pocket expense to Seller, cooperate with Purchaser in obtaining all permits and approvals described in Paragraph 14E hereof, and take all actions reasonably requested by Purchaser in connection therewith; and

     E. Without out-of-pocket expense to Seller, cooperate with Purchaser to effectuate the release or modification of the Restrictive Covenants (as defined below) and the restrictive covenants contained in the document recorded in the Wake County Registry in Book 1867 at page 649 and take all actions reasonably requested by Purchaser in connection therewith.

     12.  Representations and Warranties.

     A. In order to induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that on the date hereof and on the date of the Closing:

          (1) Seller has all necessary and requisite authority to enter into this Agreement and to consummate all of the transactions contemplated hereby, and the persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of Seller are duly authorized to execute this Agreement and such other documents on behalf of Seller, and are authorized to bind Seller.

          (2) Seller is a limited liability company duly formed and validly existing under the laws of the State of North Carolina.

          (3) Seller is a "United States person", as defined by Internal Revenue Code Section 1445 and Section 7701.

          (4) The execution of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement will not, violate or constitute a breach of the articles of organization or operating agreement of Seller or any contract, permit, license, order or decree to which Seller is a party or by which Seller or its assets are bound.

          (5) Seller has good, marketable and indefeasible fee simple title to the Real Estate, subject only to the title exceptions set forth on Exhibit C.

          (6) The Real Estate is not in violation of any applicable federal or state law, or any ordinance, order or regulation of any governmental or quasi-governmental agency having jurisdiction over the Real Estate, and no proceedings of any type (including condemnation or similar proceedings) have been instituted or to the knowledge of the Seller are pending or contemplated against the Real Estate or any part thereof.

          (7) No party, person or entity is in possession of the Real Estate or any portion thereof, and, no party, person or entity has any interest in the Real Estate, or any portion thereof, except Seller.

          (8) To Seller's knowledge, there are no unrecorded liens or encumbrances (including, but not limited to, liens relating to environmental matters) against the Real Estate or any portion thereof.

          (9) There are not presently pending any special assessments of any nature with respect to the Real Estate or any portion thereof, nor has the Seller received any written notice of nor has the Seller knowledge of any such special assessment being contemplated, not resulting from Purchaser's development or proposed development of the Real Estate.

          (10) Seller has not entered into and has no knowledge of any agreements, contracts, leases, commitments, permits or approvals relating or pertaining, in any way, to the Real Estate or any portion thereof, or to its ownership or operation, which would be binding upon Purchaser or the Real Estate or to which Purchaser or the Real Estate would be subject subsequent to Closing, other than those requested or approved by Purchaser.

          (11) There are no outstanding contracts or commitments made by Seller (or any of its agents or affiliates) for the work or materials in connection with the Real Estate or for any improvements to the Real Estate which have not been, or will not be on or before the date of the Closing, fully paid for on a timely basis.

          (12) No person or entity has any right or option to acquire all or any portion of the Real Estate, other than Purchaser pursuant to this Agreement.

          (13) Seller owns no personal property, tangible or intangible, owned and used by Seller in connection with the ownership, operation or use of the Real Estate.

          (14) There are no violations by Seller or, to the best of Seller's knowledge, by any other person or entity, of any restrictive covenants or other matters affecting the Real Estate.

          (15) There does not exist any litigation or governmental proceeding (including, without limitation, any eminent domain proceeding) affecting the Real Estate or any portion thereof, and to Seller's best knowledge, no such litigation or proceeding is pending, threatened or contemplated.

          (16) Seller does not now owe and will not owe any taxes or any penalties or interest thereon pursuant to any governmental law, statute or regulation for which Purchaser is or will be obligated to or liable for a withholding of funds from the Purchase Price pursuant to any so called "bulk sales" law or other applicable law, statute or regulation.

          (17) (a) Seller has not generated, treated, stored or disposed of Hazardous Materials (as defined below) in, under or upon the Real Estate (above or below ground), or any portion thereof, or used any Hazardous Materials in or on the Real Estate, or any portion thereof, in violation of any Environmental Laws; and (b) other than as disclosed in any environmental report delivered to Purchaser by Seller pursuant to the terms hereof, to the best of Seller's knowledge: (i) no Hazardous Materials have been generated, treated, stored or disposed of in, under or upon the Real Estate; (ii) no Hazardous Materials have been used in or on the Real Estate, or any portion thereof, in violation of any Environmental Laws; (iii) no Hazardous Materials are present in, under or upon the Real Estate or any portion thereof; (iv) the Real Estate is not in violation of any Environmental Laws; and (iv) no underground storage tank or tanks are or have been located on or under the Real Estate.

          (18) To the best of Seller's knowledge, no portion of the Real Estate is a wetland designated by the United States Army Corp of Engineers or other federal state or local body or agency having jurisdiction over the Real Estate or any portion thereof.

     B. In the event at any time prior to Closing Seller learns or has reason to believe that any of the aforesaid representations and warranties are no longer true or valid, Seller shall immediately notify Purchaser in writing and therein specify the factors rendering or likely to render such representations or warranties untrue or invalid. Subject to the provisions of Paragraph 12.C. with respect to exceptions or qualifications prior to Closing, all representations and warranties contained in Paragraph 12 or elsewhere in this Agreement shall be deemed remade as of the date of Closing and shall survive the Closing for a period of two (2) years.

     C. Except as otherwise provided in this Paragraph 12, Seller is not to be deemed to have contracted in this Paragraph 12 to make the representations and warranties set forth herein as of the date of Closing without exclusion, exception or qualification if the statement appearing in the text of this Paragraph 12 would be inaccurate as of such date. Under such circumstances, Seller may exclude, qualify or set forth exceptions to the text of such representations and warranties as it may believe necessary for their accuracy, without being in breach of this Agreement, in which case Purchaser shall have a right to terminate this Agreement and the Earnest Money shall be returned to Purchaser without further liability of the parties hereto, except that if an exclusion, exception or qualification taken as of the date of Closing with respect to any representation or warranty resulted from a breach of an independent promise appearing in one of the other Paragraphs of this Agreement, the breach of that independent promise, notwithstanding the right to exclude, except or qualify, shall be a breach of this Agreement. If no written exclusion, exception or qualification to the representations and warranties is delivered by Seller on or before the date of Closing, Seller shall be deemed to have remade the representations and warranties as of the date of Closing, without exclusion, exception or qualifications. Whenever there has been an exclusion, exception or qualification to one or more of such representations or warranties contained herein, Seller shall be deemed to have represented and warranted as of the date of Closing subject to the exclusion, exception or qualification so delivered and to none other.

     D. Each party hereunder represents to the other party that no party has relied upon any real estate broker or other finder other then Koll Property Resources ("Broker") to consummate the transactions contemplated by this Agreement. Seller agrees to pay the Broker a commission of four percent (4%) of the Purchase Price upon Closing (and only upon Closing). Seller shall indemnify, defend and hold Purchaser harmless from and against any and all losses, damages, costs and claims suffered or incurred by Purchaser as a result of or by reason of any claim by any person or entity for any commission or fee arising out of the acts of the Seller, including any fee due to the Broker. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all losses, damages, costs and claims suffered or incurred by Seller as a result of or by reason of any claim asserted by any person or entity for any commission or fee on account of a relationship with Purchaser, except for the Broker.

     13. Environmental Indemnity. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by or asserted against Purchaser for, with respect to, or as a direct or indirect result of Seller's breach of any Environmental Law on or with respect to the Real Estate or any of the warranties and representations stated in Paragraph 12A(17) hereof (including, without limitation, any such losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Laws). For purposes of this Agreement, "Hazardous Material" means and includes any waste material or other substance defined as hazardous in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation or ordinance, pollutants or contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A)), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants or pollutants as defined or described in any of the Environmental Laws on the Effective Date. As used in this Agreement, "Environmental Laws" means as of the Effective Date all federal, state and local environmental laws, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, and all state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States. The indemnification hereunder shall include and benefit Purchaser and Purchaser's Nominee, all subsidiaries and affiliates of Purchaser and Purchaser's Nominee, and their respective employees, officers, directors and stockholders.

     14. Conditions to Purchaser's Obligation to Close. The obligations of Purchaser to close the transactions contemplated by this Agreement and to pay the Purchase Price are conditioned upon and subject to the satisfaction on or before the date of Closing (or waiver by Purchaser) of each of the following conditions:

     A. Seller shall have performed and complied with all agreements, covenants and conditions to be performed or complied with prior to the date of the Closing.

     B. All of Seller's representations and warranties set forth in this Agreement (as may be modified pursuant to Paragraph 12.C.) shall be true and correct as of the date of the Closing.

     C. Seller shall have complied with all procedures reasonably required by the Title Company or which are customary or appropriate in transactions similar to the transactions contemplated hereby in connection with the consummation of all transactions contemplated hereby.

     D. The Real Estate shall have been properly zoned, and Purchaser shall have received all necessary and appropriate permits and approvals (to the extent such permits and approvals can be issued based on the state of the development of the Real Estate as of the date of the Closing) to permit the development of a senior congregate and assisted living facility on the Real Estate and the operation thereof as contemplated by Purchaser. Such permits and approvals shall include, but are not necessarily limited to, zoning approvals, approvals of site plans, access approval, a special use approval and approvals of the proposed curb cuts.

     E. Purchaser shall have received from the parties benefitted thereby a release or modification of the restrictive covenants contained in Book 3092, Page 506 of the Wake County, North Carolina Registry (the "Restrictive Covenants") which will be in form and content satisfactory to Purchaser in its sole and absolute discretion.

          15.  Provisions with Respect to Closing.

     A. At the Closing, Seller shall deliver to Purchaser the following, all in form and substance reasonably satisfactory to Purchaser:

          (1) a general warranty deed, duly executed and acknowledged by Seller, conveying to Purchaser, or Purchaser's Nominee, good, marketable and indefeasible fee simple title to the Real Estate, in proper form for recording and subject only to the Permitted Title Exceptions;

          (2) an affidavit executed by Seller, stating Seller's U.S. Taxpayer identification number and that Seller is not a "Foreign person" or a "Foreign corporation" (as defined under Internal Revenue Code Section 1445 and Section 7701), and that Purchaser is not required to withhold any portion of the Purchase Price under the provisions of such Act;

          (3) a certificate executed by Seller to the effect that the representations and warranties made by Seller to Purchaser are true and correct in all material respects on and as of the date of the Closing with such exclusions exceptions or qualifications permitted pursuant to Paragraph 12C; and

          (4) all such further instruments and documents as are normally made or delivered in connection with the sale of Property similar to the Real Estate in the county and state where the Real Estate is located or as may be necessary, expedient, proper, or appropriate in the reasonable opinion of Purchaser or Purchaser's counsel, in order to complete the transactions contemplated hereby.

     B. On the date of the Closing, and provided that all conditions precedent to Purchaser's obligations under this Agreement are satisfied, Purchaser shall deliver to the Title Company, as escrowee, the amount of the Purchase Price (less credits, adjustments and prorations in accordance with this Agreement) by wire transfer or other immediately available funds, payable in United States dollars.

     C. On the date of Closing the Title Company shall disburse the Purchase Price (as adjusted by prorations and credits and Seller's closing costs) to Seller and refund the Earnest Money to Purchaser, and Seller shall deliver possession of the Real Estate to Purchaser in the same condition as the Real Estate exists on the date hereof, ordinary wear and tear and damages caused by Purchaser, its agents or contractors excepted.

     D. Seller shall pay or give Purchaser a credit at Closing for: (i) any State, county or local transfer or stamp taxes or similar charges; and (ii) the cost of recording any releases of Removable Liens or other unpermitted exceptions. Purchaser shall pay the cost of recording any instruments of conveyance and securing financing of Purchaser's acquisition.

     16. Closing Adjustments. Adjustments shall be made between Seller and Purchaser for the following items, prorated on a per diem basis, as of midnight of the day preceding the date of the Closing:

          (1) If the Closing takes place on or before December 31, 1997, real estate taxes and other state or city taxes, charges and assessments affecting the Real Estate, or any portion thereof, not yet due and payable, shall be prorated for the 1997 calendar year on the basis of the tax bills for the fiscal period July 1, 1997 to June 30, 1998. If the Closing takes place on or after January 1, 1998, the adjustment thereof on the date of the Closing shall be upon the basis of one hundred ten percent (110%) of such tax bills, and there shall be a re-proration of such tax, charge or assessment for calendar year 1998 immediately upon receipt of the bills issued for the fiscal period July 1, 1998 to June 30, 1999, and, within ten (10) days of the receipt of such bills, Seller shall pay Purchaser or Purchaser shall pay Seller, as the case may be, any amount due the other party as a result of such re-proration.

          (2) Such additional adjustments as are normally made in connection with the sale of property similar to the Real Estate in the county and state where the Real Estate is located.

     17. Condemnation. In the event between the Effective Date and the date of the Closing Seller receives written notice that any condemnation or eminent domain proceedings are threatened or initiated which might result in the taking of any part of the Real Estate Purchaser may:

     A. terminate this Agreement, in which event, the Earnest Money, together with all interest accrued thereon, shall promptly be returned to Purchaser and all rights and obligations of the parties hereunder shall cease; or

     B. consummate the transactions contemplated by this Agreement, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings, without adjustment to the Purchase Price.

     Seller shall immediately notify Purchaser in writing of the threat or the occurrence of any condemnation or eminent domain proceedings. Purchaser shall then notify Seller within fifteen (15) Business Days after the date of Purchaser's receipt of Seller's notice of such condemnation or eminent domain proceedings whether Purchaser elects to exercise its right under Subparagraph A or B of this Paragraph. In the event Purchaser receives written notice of the threat or occurrence of such condemnation or eminent domain proceedings within fifteen (15) Business Days of the date of Closing, and Purchaser elects to consummate the transactions contemplated by this Agreement within the time period provided above, the date of the Closing shall be adjusted accordingly.

     18.  Remedies.
          --------

     A. If Seller should breach any of its representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, instrument, certificate or other document delivered pursuant to this Agreement or if Seller should fail to consummate the sale contemplated herein for any reason other than Purchaser's default, Purchaser shall have the right to (1) cancel this Agreement and receive the prompt return of the Earnest Money, together with all interest and earnings accrued thereon;
     and (2) collect monetary damages equal to Purchaser's out-of-pocket costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, Purchaser's feasibility review and obtaining all permits, licenses and approvals for the construction, development, use and operation of Purchaser's intended project, not exceeding the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), or (3) in lieu thereof enforce specific performance of this Agreement.

     B. If all of the conditions to Purchaser's obligations to purchase the Real Estate have been satisfied or waived in writing by Purchaser and Seller is not in default of or under any of Seller's agreements, covenants or obligations hereunder and Purchaser should fail to consummate the purchase contemplated hereby for any reasons other than Seller's default, Seller, as Seller's sole and exclusive remedy, may receive the Earnest Money, as full and final liquidated damages, Purchaser and Seller hereby acknowledging that, in the event of Purchaser's failure to consummate the sale contemplated hereby, actual damages suffered by Seller would be difficult and/or inconvenient to determine or ascertain; and, thereafter, there shall be no further liability hereunder on the part of either party or the other party; provided that Purchaser shall deliver to Seller copies of all tests, reports and studies relating to physical condition of Real Estate obtained by Purchaser as part of its feasibility review.

     C. If either Purchaser or Seller brings an action to enforce its rights under this Agreement, the successful party shall be reimbursed by the unsuccessful party for all costs of enforcement, including reasonable attorneys' fees and court costs. Tender of the deed or purchase money shall not be necessary where the other party has defaulted.

     19. Modification, Waiver, etc.
         -------------------------

     A. No waiver of any condition under, and no modification, amendment, discharge or changes of or to this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought.

     B. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

     20. Notices. All notices, demands, requests and other communications under this Agreement shall be in writing and shall be deemed properly served when delivered, if delivered by hand to the party to whose attention it is directed, or three (3) Business Days after delivery to a United States Post Office properly addressed, if mailed postage prepaid or one (1) Business Day after delivery to the courier if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid, or upon transmittal if delivered by facsimile provided receipt of the notice is confirmed, as the case may be, and in each case, addressed as follows:

     A.   If intended for Seller, to:

          Anvil Investments LLC
          Attn: Tim Smith
          1005 High House Road, Suite 200
          Cary, North Carolina 27513
          Facsimile No.: (919) 481-9775

               with copy to:

          Higgins, Frankstone, Graves & Morris, P.A.
          Preston Professional Plaza, Suite 106
          1003 High House Road, Suite 106
          Cary, North Carolina 27513
          Attn: Kenneth L. Eagle
          Facsimile No.: (919) 467-5471



     B.   If intended for Purchaser, to:

          Brookdale Living Communities, Inc.
          77 West Wacker Drive
          Suite 4800
          Chicago, Illinois 60601
          Attn.: Mark J. Iuppenlatz
          Facsimile No. (312) 977-3701

               with a copy to:

          Brookdale Living Communities, Inc.
          77 W. Wacker Drive, Suite 4800

          Chicago, Illinois 60601
          Attn.: Robert J. Rudnik
          Facsimile No. (312) 917-1684

               and with a further copy to:

          Burke, Warren, MacKay & Serritella, P.C.
          330 North Wabash Avenue
          22nd Floor
          Chicago, Illinois 60611
          Attn: Douglas E. Wambach
          Facsimile No. (312) 840-7900

or at such other address or to such other party which any party entitled to receive notice hereunder designates to the others in writing.

      21. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of North Carolina, applicable to contracts made and to be performed in that State.

      22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23. Captions. The captions of this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

      24. Construction. As used herein, the terms (a) "person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or any agency or political subdivision thereof; (b) "including" shall mean including, without limiting the generality of the foregoing; (c) the masculine shall include the feminine and the neuter; (d) "Seller's knowledge" or any similar phrase shall mean best knowledge without independent investigation; and (e) "Business Day" shall mean any calendar day other than Saturday, Sunday or federal holiday; provided in addition thereto, the Closing shall not occur on any day on which national banks in Chicago, Illinois or Raleigh, North Carolina are closed.

      25. Assignability by Purchaser. This Agreement and any of the Purchaser's rights hereunder may be assigned by Purchaser prior to the Closing upon written notice to Seller and without the prior consent of the Seller. Any such assignment may provide that Purchaser's nominee or assignee assumes all of the provisions of the Agreement to be performed by Purchaser, and in such event Purchaser shall be released and discharged of all further liability under the Agreement other than any liabilities under the indemnity contained in paragraph 3 arising out of Purchaser's activities hereunder and the obligation of Purchaser under paragraph 10B. All references to Purchaser in this Agreement shall be deemed to include references to Purchaser's Nominee.

      26. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

      27. Partial Invalidity. If any provision or provisions, or any portion of any provision or provisions, of this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Seller and Purchaser that any portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Seller and Purchaser under the remainder of this Agreement shall continue in full force and effect.

      28.  Time is of the Essence. Time is of the essence of this Agreement.

      29. Acceptance of Offer. The offer to purchase the Real Estate made by Purchaser by the delivery of a copy of this Agreement as executed on behalf of Purchaser shall automatically terminate and expire at 5:00 p.m. C.S.T. on October __, 1997, unless said offer is accepted earlier by Seller's execution of this Agreement, or a counterpart hereof, and by the return to Purchaser of a fully executed copy of this Agreement on or before the date and time aforementioned.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date the last party signs ("Effective Date").

                                      PURCHASER:

                                      BROOKDALE LIVING COMMUNITIES, INC.,
                                      a Delaware corporation


Date: October 8, 1997                 By: /s/ Darryl W. Copeland
      ---------------                     -------------------------
                                      Its: Executive Vice President
                                           ------------------------


                                      SELLER:

                                      ANVIL INVESTMENTS LLC, a
                                      North Carolina limited liability company


Date: October 10, 1997                By: /s/ Tim Smith
      ----------------                    -------------------------
                                      Its: Manager
                                           ------------------------



Broker hereby executes this
Agreement for the purpose
of acknowledging the provisions
of paragraph 12D.

KOLL PROPERTY RESOURCES, now merged into CB Commercial/BB/


By: /s/ Barry J. Bowling
    -----------------------
Name: Barry J. Bowling
      ---------------------
Title: Vice President
       --------------------